Exhibit 99.1

Dave Appoints Michael Pope to Board of Directors

Los Angeles, CA, February 1, 2021 – Dave Inc. (Nasdaq: DAVE), today announced the appointment of Michael Pope to its Board of Directors, effective January 31, 2022. Mr. Pope will also serve as Chairperson of the Audit Committee.

Mr. Pope served as Chief Financial Officer and Senior Vice President at Shutterfly, Inc. from October 2015 until his retirement in November 2019. He has over 25 years of finance and technology experience having served as Chief Financial Officer at numerous technology companies, including Clean Power Finance, Inc., MarketTools Inc., Network General Corporation, DigitalThink, Inc. and Dionex Corporation. He previously served as a member of the Board of Directors and Audit Committee Chairman at both Arlo Technologies, Inc. and Dionex Corporation. Mr. Pope received his MBA from University of California, Berkeley and his B.A. from Stanford University.

“We are excited to welcome Mike to Dave’s board,” said Jason Wilk, CEO of Dave. “He brings with him an extensive background leading and advising consumer technology companies, which will prove invaluable as we navigate the public markets and look to grow our business as a leading banking app.”

About Dave

Dave is a banking app on a mission to build products that level the financial playing field. Dave’s financial tools, including its debit card and spending account, help millions of customers bank, budget, avoid overdraft fees, find work and build credit. For more information, visit www.dave.com.

Contacts

Media

press@dave.com

Investors

DaveIR@icrinc.com